Exhibit 10.1

May 26, 2025

Kirsten A. Lynch

Re: Separation from Employment – Severance Agreement and General Release

Dear Kirsten:

This Severance Agreement and General Release (“Letter Agreement”) confirms our discussion concerning the separation of your employment as Chief Executive Officer for The Vail Corporation d/b/a Vail Resorts Management Company, together with its affiliates, shareholders, directors, officers, employees, representatives, predecessors, successors, and assigns (the “Company”) (You and the Company, collectively the “Parties”). This Letter Agreement, the Strategic Advisor Agreement attached hereto as Exhibit A (the “Advisor Agreement”) and the Reaffirmation of the Letter Agreement attached hereto as Exhibit B (the “Reaffirmation”) sets forth the terms of your separation from the Company, which is a termination without Cause pursuant to the Executive Employment Agreement between you and the Company, dated November 1, 2021 (the “Employment Agreement”), and the separation benefits you will be eligible for if you sign, do not revoke, and comply with the terms and conditions set forth in this Letter Agreement, Advisor Agreement and the Reaffirmation.

1.Resignation Date; Transition Services; and Separation Date: Effective May 22, 2025 (the “Resignation Date”), you have resigned from your role as Chief Executive Officer of the Company and any other officer and director positions you have with the Company. During the period from your Resignation Date through September 26, 2025, you will continue to be employed by the Company as a strategic advisor and you will continue to receive your regular salary, pursuant to the terms of the Advisor Agreement. Your last day as an employee of the Company will be September 26, 2025, which will be referred to as your “Separation Date.” On your Separation Date, you will be provided a check in the amount of your final compensation through your Separation Date, which you acknowledge is all regular compensation owed to you by the Company.

2.Separation Benefits: In consideration for your execution of this Letter Agreement, which includes a full and final release of any claims against the Company and Releasees (as defined below), and consistent with the Employment Agreement, provided you have complied with all of the requirements in this Letter Agreement and you have not revoked this Letter Agreement (as further explained in Section 12 below), the Company will provide you with the following Separation Benefits:

a.Fiscal Year 2025 Bonus: a prorated portion of your Bonus for fiscal year 2025 for the period of employment before the Resignation Date based on actual performance in a one-time, lump-sum payment, less all legally required withholdings and deductions, which will be paid at the same time bonuses are generally paid to the Company’s senior executives. For purposes of this Section, your Bonus means the fiscal year 2025 incentive payment set forth in the Company’s Management Incentive Plan, calculated based on the Company’s actual full-year performance for fiscal year 2025 against the Resort EBITDA target defined in the Management Incentive Plan.
b.Fiscal Year 2026 Compensation: for the avoidance of doubt, you will not receive a fiscal year 2026 annual bonus or any awards under the Vail Resorts, Inc. 2015 Omnibus Incentive Plan (the “OIP”) for fiscal year 2026.
c.Severance Payment: a one-time lump-sum payment of $2,249,108, which is the equivalent to two (2) years of pay based on your annualized base salary as of the Resignation Date (“Severance Payment”). A check for the Severance Payment will be issued and mailed to the address noted above, less applicable deductions and withholdings, no later than fifteen (15) days following your execution of the Letter Agreement.
d.OIP Awards: full vesting for all your unvested equity awards under the OIP as of your Resignation Date.
e.Perquisite Programs: your participation in Company-sponsored executive perquisite programs will end as of your Resignation Date.

You agree and acknowledge that you have received all wages, compensation, bonuses, commissions, benefits, or other payments due to you from the Company. You further agree and acknowledge that the Separation Benefits described in this paragraph exceed any earned wages or anything else of value otherwise owed to you by the Company. Additionally, you agree and acknowledge that the Severance Payment represents the full amount to which you are entitled under the Employment Agreement and you are not entitled to any other severance benefits.

3.Release: In return for the consideration and other promises by the Company described in this Letter Agreement, you for yourself and your representatives, heirs, successors, and assigns, hereby release and discharge the Company, and any predecessor, successor, parent, affiliate, or subsidiary company of the Company and/or Vail Resorts, Inc. (the “Companies”), their present and former officers, directors, shareholders, employees, agents, representatives, legal representatives, accountants, successors, and assigns (collectively “Releasees”), from all claims, demands, and actions of any nature, known or unknown, that you may have against Releasees, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of your employment with the Company, and the termination of that employment, including, but not limited to, any rights or claims under the Colorado Anti- Discrimination Act, Colo. Rev. Stat. §24-34-401, et seq.; the Lawful Off-Duty Activities

Statute (LODA); the Personnel Files Employee Inspection Right Statute; the Colorado Labor Peace Act; the Colorado Labor Relations Act; the Colorado Equal Pay Act; the Colorado Minimum Wage Order; the Colorado Genetic Information Non-Disclosure Act; the Federal Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; Federal Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; including the Older Workers Benefit Protection Act; the Americans with Disabilities Act, 42 U.S.C. § 2101, et seq.; Federal Civil Rights Act of 1964, as amended, 42 U.S.C., §2000e, et seq.; Federal Vocational Rehabilitation Act, 29 U.S.C. §701, et seq.; Federal Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. §1981, 1982, 1983 and 1985; the Fair Labor Standards Act, 29 U.S.C. §201, et seq.; the National Labor Relations Act, as amended, 29 U.S.C. § 141, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et. seq; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §800 et seq., and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, without limitation, any claims in the nature of tort or contract claims, including specifically any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of your employment and the termination of your employment with the Company. This release also includes any and all claims seeking payment or reimbursement of attorneys’ fees, costs, and any and all other expenses related to the claims released herein.

a.Claims Not Released: This release and waiver shall not apply to: (i) any rights that, by law, may not be waived; (ii) rights and claims that arise from acts or events occurring after the execution of this Letter Agreement; (iii) claims with respect to your accrued benefits, as of the Separation Date, under Vail Resorts’ 401(k) Plan or other benefit plans which will be as set forth in the applicable plan documents, or any conversion or continuation right you may have under any other Company employee benefit plan which will be as set forth in the applicable plan document and shall be at your sole expense; (iv) rights to indemnification or advancement of expenses under the Articles of Incorporation or Bylaws of the Company or under Section 145 of the General Corporation Law of Delaware; (v) claims for breach by the Company of this Letter Agreement; (vi) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes.

b.Governmental Agencies: This Letter Agreement also does not prevent, limit or otherwise affect your right to file a charge or complaint with or from participating, testifying, or assisting in any investigation, hearing, or other proceeding before the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), the United States Department of Justice, or any other federal, state, or local government agency or commission (“Government Agency”), or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. provided, however, that this waiver is not intended to prohibit the provision of information to the SEC (or other Government Agency) or the receipt of any monetary award authorized by Section 21F-17 of Dodd Frank.

c.Protected Rights: You acknowledge and understand that nothing contained in this Letter Agreement limits your ability to file a complaint or communicate with a Government Agency, or otherwise participate in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, regarding potential violations of federal securities laws. You understand and acknowledge that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures. Further, this Letter Agreement does not limit your ability to disclose the underlying facts or circumstances giving rise to a claim of any discriminatory or unfair employment practice, or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Letter Agreement also does not limit your right to receive an award for information provided to the SEC.

d.Covenants: Also, you agree and covenant not to file any claims against the Releasees, with regard to any claim, demand, liability or obligation arising out of your employment with the Company or termination therefrom. You further represent that, subject to subsection (b) and (c) of this Section, no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with the Company. You also represent and warrant that you have not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association, or entity whatsoever any of the released claims. and acknowledges that you cannot and will not attempt to do so.

e.Class and Collective Waiver: If any claim is not subject to release pursuant to this Letter Agreement, to the fullest extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Letter Agreement is a party.

SUMMARY OF RELEASE AND WAIVER OF CLAIMS. Please read the immediately preceding paragraphs carefully and have them explained to you by your attorney. In general summary, but without limiting that Section, what the Section says and what you agree to do by executing this Letter Agreement is to give up your right to pursue any legal claim which you might have against the Company or Companies, The Vail Corporation, Vail Resorts, Inc., and other affiliated companies, their agents, shareholders, officers, directors and/or employees. It applies whether or not you are aware of the claims. It applies to claims that arose (meaning the important facts and occurrences which create or support the claim happened) at any time up to and including the time of your execution of this Letter Agreement. It does not apply to any claims that might arise (meaning that the important facts or occurrences that create or support the claim happen) after the date of execution of this Letter Agreement or claims arising under the Company’s Health and 401(k) Plans. As stated above, the release and waiver includes, but is not limited to, any and all claims arising from your employment or the termination of your employment with the Company. Such claims would include claims of employment discrimination, wrongful discharge and claims arising under any federal, state, and local laws, including, but not limited to, those listed by name above. Once you have entered into this Letter Agreement, you will have agreed not to seek to bring those claims in a court or other forum at any time in the future. In effect, you are exchanging your right to bring or pursue such claims, whether they are worth anything or not, for the actions to be taken for your benefit by the Company and other promises in this Letter Agreement.

4.Protecting Trade Secret and Confidential Information:

a.Confidential Information: The Company has developed, compiled and owns certain proprietary techniques and confidential information that have great value in its business. This information includes, but is not limited to, any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished financial data, financial projections, terms of transactions under consideration, plans or drawings, lease terms, marketing and sales data, budgets, product and product development information, client and customer lists, prospect lists, rates and preferences, employee lists, equipment programs, contracts, licensing agreements, processes, formulas, trade secrets, inventions, discoveries, improvements, data, know-how, formats, marketing plans, business plans, strategies, forecasts, and supplier and vendor identities, characteristics and agreements (“Confidential Information”). In addition, without in any way limiting the foregoing, Confidential Information is to be broadly defined.

b.Exclusions: Confidential Information does not include (i) any information that is generally available to the public or hereafter becomes available to the public not through your fault; (ii) information that is or becomes known in the industry not through your fault; (iii) information that is received from a third party outside of the Company which to your knowledge is not a violation of a confidentiality agreement with the Company; or (iv) general industry skills, knowledge and experience.

c.Access and Use: You acknowledge that by virtue of your executive leadership position with the Company, you have had extensive access to and use of Confidential Information and that you acquired substantial information concerning the business of the Company and its predecessors, parents, subsidiaries and affiliates, shareholders, directors, officers, employees, agents, and representatives, all of which is deemed to be proprietary, confidential and/or trade secret.

d.Covenants: You thus agree that at all times after your employment with the Company ends, you will (i) immediately return to the Company all Confidential Information within your possession, custody, or control; (ii) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of the Company or its clients and customers; (iii) not cause the transmission, removal or transport of Confidential Information of the Company or its clients and customers; and (iv) not publish, disclose, or otherwise disseminate Confidential Information of the Company or its clients or customers. Except as provided elsewhere in this Letter Agreement, you also affirm that you have not divulged any Confidential Information and will continue to maintain the confidentiality of such information consistent with your separate agreement(s) with the Company regarding trade secrets and confidentiality, which is/are incorporated herein by reference. You further hereby reaffirm and acknowledge the restrictive covenants contained in Section 4 of the Employment Agreement, which remain in effect and will continue in full force and effect following your Separation Date.

e.Specific Enforcement/Injunctive Relief: As further explained in Section 9, you acknowledge it would be difficult to measure any damages to the Company from a breach of this Section 4. You further acknowledge that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, you agree that the Company shall be entitled to seek immediate injunctive relief against such breach, or threatened breach without the need to post bond. You acknowledge that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. You further agree that the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it if successful in establishing a violation of this Letter Agreement.

f.Defend Trade Secrets Act Notice: Under the federal Defend Trade Secrets Act of 2016, you are immunized and will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.Nondisparagement: To the extent permitted by law, and subject to Section 3(c) above, you agree to refrain from disparaging the Company, the Companies, the Board of Directors of

Vail Resorts, Inc., or the officers, directors, stockholders, or employees of any of the Companies, the Companies’ business strategies, practices, plans, and projects. For the avoidance of doubt, nothing in this Section 5, Section 4(d) above, Sections 7 and 8 below, or this Letter Agreement limits your ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice, or in any way restricts or impedes you from exercising protected rights, including rights under the National Labor Relations Act or the federal securities laws. Further, this Letter Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company. References to prospective employers will be provided upon your request. Reference requests should be referred to the Company’s Human Resources department, which will confirm your service date(s) and job title.

6.No Admission of Wrongdoing: The entry into this Letter Agreement by the parties is not and may not be construed to be an admission of any act, practice or policy by the Company or any of the Companies, in violation of any statute, common law duty, constitution, or administrative rule or regulation. Further, this Letter Agreement may not constitute evidence of any such proscribed or wrongful act, practice or policy by the Company or any of the Companies.

7.Agreement Not Admissible: To the extent permitted by law, you and the Company agree that this Letter Agreement may not be tendered or admissible as evidence in any proceeding by either of us for any purpose, except that this Letter Agreement may be offered as evidence in a proceeding involving one or both of us, in which this Letter Agreement or any part of this Letter Agreement, an alleged breach of this Letter Agreement, the enforcement of this Letter Agreement, and/or the validity of any term of this Letter Agreement is at issue.

8.Agreement to Be Kept Confidential: Except as provided elsewhere in this Letter Agreement, including in Section 3(c) above, you confirm that you have not disclosed and agree that you will forever refrain from disclosing to any person or entity the terms and conditions of this Letter Agreement. You may, however, disclose this Letter Agreement to your spouse or significant other, legal counsel and tax advisor, as necessary, provided that they are instructed, and agree, not to disclose the terms and conditions to anyone or as required by law or as ordered by a court. You also agree that if your spouse or significant other breaches this confidentiality provision it shall be as if you yourself breached the provision and you shall be liable for all ensuing damages as if you yourself had breached this provision. You also agree that the Company is not obligated to keep this Letter Agreement confidential and may elect in its sole discretion to disclose it, including by attaching a copy to its quarterly report on Form 10-Q, its annual report on Form 10- K, or any other public filing made in association with the Company’s securities.

9.Acknowledgment: You acknowledge and agree that the restrictions and obligations contained in this Letter Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Letter Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should you breach any such provisions. You further acknowledge and agree that a breach of any of such restrictions and obligations cannot be adequately compensated by monetary damages. You agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of such restrictions, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of such restrictions should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

10.Affirmations:

a.No Claims: Subject to Section 3(c) above, you affirm that you have not filed, caused to be filed, or presently are a party to any claim against any of the Releasees. You agree you will not, directly or indirectly, in the future file any claim based on matters released herein against the Releasees, with any court or in any proceeding. nor will you, directly or indirectly, file any claim seeking individual relief with any local, state or federal governmental agency, with the exception of any claims that cannot be released as a matter of law or public policy. For the avoidance of doubt, nothing in this Section limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company.

b.Pay Received: You also affirm that you have been paid and/or has received from the Company or its agents any and all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Letter Agreement.

c.Leave Granted: You agree that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.

d.No Injuries or Expenses: You agree that you have no known workplace injuries or occupational diseases, nor are you aware of any facts supporting any claim against, the Releasees under which the Releasees could be liable for medical expenses incurred by you before or after the execution of this Letter Agreement.

e.No Retaliation: You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

f.No Discrimination: You affirm that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

11.Enforceability of Release:

a.The Company advises and encourages you to consult an attorney before signing this Letter Agreement, and you acknowledge that you have had a full and fair opportunity to consult with an attorney of your choice before signing this Letter Agreement, and to discuss with such attorney all issues relevant to you, including the potential application of Section 409A (as defined in Section 14 below).

b.You acknowledge the adequacy and sufficiency of the consideration outlined in this Letter Agreement for your promises set forth in this Letter Agreement. The Separation Benefits that we have offered to provide to you are consistent with the Employment Agreement, and are not items that the Company is obligated to provide pursuant to any other separation plan or policy. You are estopped from raising and hereby expressly waive any defense regarding the receipt and/or legal sufficiency of the consideration provided under this Letter Agreement.

12.Waiver of Rights under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act of 1990: You specifically understand and acknowledge that because you are at least forty (40) years of age, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides you the right to bring a claim against the Company if you believe that you have been discriminated against on the basis of age.

a.Employee Rights: You hereby acknowledge and represent that, in accordance with the ADEA, your execution of this Letter Agreement is voluntary and knowing this Letter Agreement has been written in a manner that is easy to understand and you understand the Letter Agreement you have received a written copy of this Letter Agreement that the Company has advised you in writing to consult with an attorney prior to executing this Letter Agreement, that you have had the opportunity to ask any questions that you may have of legal or other personal advisors of your choosing, that you have had at least twenty-one (21) days to review and consider this Letter Agreement, and that you have received valuable and good consideration to which the you are otherwise not entitled in exchange for your execution of this Letter Agreement.

b.Voluntary and Knowing Waiver: You understand the rights afforded to you under the ADEA and agrees that you will not file any claim or action against the Company or any of the Releasees based on any alleged violations of the ADEA. You hereby knowingly and voluntarily waive any right to assert a claim for relief under the ADEA, including but not limited to back pay, front pay, attorneys’ fees, damages, reinstatement or injunctive relief. Notwithstanding the foregoing, you do not waive any ADEA claim that may arise after this Letter Agreement is executed, and nothing in this Letter Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

c.Consideration Period: You understand and acknowledge that the ADEA requires the Company to provide you with at least twenty-one (21) calendar days to consider this Letter Agreement (“Consideration Period”) prior to its execution. You acknowledge that you were provided with the required Consideration Period and hereby knowingly and voluntarily, after the opportunity to consult with an attorney, either have used the Consideration Period or waive the remainder of the Consideration Period by executing this Letter Agreement.

d.Revocation Period: You understand you are entitled to revoke this Letter Agreement at any time during the seven (7) days following your execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the eighth (8th) day after you sign this Letter Agreement without having revoked it (the “Effective Date”). You also understand that any revocation of this Letter Agreement must be in writing and delivered to the attention of to the Lynanne Kunkel, EVP, Chief Human Resources Officer, at ljkunkel@vailresorts.com, prior to the expiration of the Revocation Period. In the event that you revoke the Letter Agreement, the Company shall have no obligations under the Letter Agreement, no amounts will be payable under this Letter Agreement, and this Letter Agreement shall be voided in its entirety and of no further force or effect.

13.Amendment: There may be no modification of this Letter Agreement, except in writing, executed by both you and the Company with the same formalities as this Letter Agreement.

14.Section 409A: This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Letter Agreement, payments provided under this Letter Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Letter Agreement that may be excluded from Section 409A (as separation pay due to an involuntary separation from service, a short-term deferral, or a settlement payment pursuant to a bona fide legal dispute, etc.) shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Letter Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non- compliance with Section 409A.

15.Taxes: In accordance with the terms of the Separation Benefits, the parties agree to make all necessary and usual reports to the Internal Revenue Service, state taxing authorities, and any similar agencies and to perform all withholdings normally applicable to the type and amount of payment you is to receive as a result of this Letter Agreement. You understand and agree that any and all federal, state or local tax liability that may be due or become due because of the Separation Benefits is your sole responsibility, and that you will pay any such taxes that may be due or become due, and you agree to bear all tax consequences, if any, attendant upon the payment of the above-recited sums. You further agree to indemnify, defend, and hold the Company harmless from, any actions, proceedings, claims, judgments, settlements, and/or demands for the payment of any taxes, interest, penalties, levies, or assessments applicable to the Separation Benefits under this Letter Agreement. The Company makes no representation as to the taxability of the amounts paid to you.

16.Governing Law/Arbitration: This Letter Agreement is governed by the laws of the State of Colorado. However, the Parties agree that to the fullest extent permitted by law, any controversy or claim arising out of, or relating to, this Letter Agreement, or its breach, or your employment with the Company or termination of employment, will be governed by the Federal Arbitration Act (“FAA”) and will be resolved by final and binding arbitration in Denver, Colorado or another location agreed to by both you and the Company, in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures, as amended, but excluding application of the Supplementary Rules for Class Arbitrations effective as of October 10, 2003. Any arbitral award determination shall be final and binding on the Parties and judgment on the award rendered may be entered in any court having jurisdiction. However, nothing in this Agreement shall prevent either you or the Company from obtaining emergency, temporary or preliminary injunctive relief in a court of competent jurisdiction. Each of you and the Company will bear its own costs and fees of the arbitration.

17.Complete Agreement: Except as otherwise provided herein, this Letter Agreement represents the entire agreement between you and the Company concerning the subject matter herein, and it supersedes all prior agreements or understandings, written or oral. This Letter Agreement is binding upon the heirs, successors, and assigns of both you and the Company. For the avoidance of doubt, the restrictive covenants contained in Section 4 of the Employment Agreement remain in effect and will continue in full force and effect following your Separation Date.

18.Severability: The terms of this Letter Agreement are severable. If any part of this Letter Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part(s) shall be deemed not to be part of this Letter Agreement. The parties further agree that any such void or unenforceable provision(s) of this Letter Agreement may be replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the unenforceable provision(s).

19.Construction: The language in all parts of this Letter Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties. You and the Company each acknowledge the opportunity to be represented by counsel in connection with this Letter Agreement and the matters contemplated by this Letter Agreement, and that, accordingly, no part of this Letter Agreement should be construed against either party on the basis of authorship.

20.Attorneys’ Fees: Each party shall bear its own attorneys’ fees in the preparation and review of this Letter Agreement. Should action be brought to enforce any term of this Letter Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.

If these terms are acceptable, please indicate your acceptance by completing the DocuSign process (issued via separate email) to sign and return this Agreement.

Sincerely,

/s/ Lynanne Kunkel
Lynanne Kunkel
EVP, Chief Human Resources Officer
Vail Resorts Management Company

I have read and understand the Severance Agreement and General Release set forth above. I accept the consideration stated above and agree to be bound by the terms of this agreement.

/s/ Kirsten Lynch
Dated: May 26, 2025
Kirsten A. Lynch

EXHIBIT A
STRATEGIC ADVISOR AGREEMENT
This Strategic Advisor Agreement (“Advisor Agreement”) provides the terms of your employment for The Vail Corporation d/b/a Vail Resorts Management Company, together with its affiliates, shareholders, directors, officers, employees, representatives, predecessors, successors, and assigns (the “Company”) (You and the Company, collectively the “Parties”) following your resignation from your role as Chief Executive Officer of the Company effective May 22, 2025 (the “Resignation Date”). The following terms and conditions will apply to your employment under this Advisor Agreement between your Resignation Date and your termination of employment with the Company on September 26, 2025 (the “Separation Date”):
1.Continuing Job Duties: You are expected to continue to work productively and professionally performing your assigned strategic advisor duties and comply with all Company policies and procedures, through the Separation Date. Nothing herein is intended to change your employment status from that as an “at-will” employee, and your right to remain employed through the Separation Date and to receive the Separation Benefits described below are also contingent upon your continued performance of your assigned duties in a positive and professional manner.

Following the Separation Date, you will no longer perform services as an employee of the Company and you will cease to be eligible to participate in benefit plans for active employees of the Company. You acknowledge that, as of the Separation Date, you have no entitlement to any pay or benefits except as provided in this Advisor Agreement.

Additionally, the employment relationship between you and the Company will terminate on the Separation Date. You will be an employee of the Company under this Advisor Agreement but you will not be an officer or director of the Company following the Resignation Date.

2.Compensation:
Under the Advisor Agreement, you will continue to receive your base salary at the same annual rate in effect as of your Resignation Date. You will also continue to receive coverage under the Company’s Health, Dental and Vision Plans based on your elections in effect as of your Resignation Date. Subject to Section 2(c), such coverage will end on your Separation Date.

In addition, and so long as you execute the Reaffirmation Agreement (the “Reaffirmation”), attached as Exhibit B to the Severance Agreement and General Release, dated May 26, 2025 (the “Letter Agreement”), you will receive the following Separation Benefits:
a.Fiscal Year 2025 Bonus: a prorated portion of your Bonus for fiscal year 2025 for the period of employment between the Resignation Date and Separation Date based on actual performance in a one-time, lump-sum payment, less all legally required withholdings and deductions, which will be paid at the same time bonuses are generally paid to the Company’s senior executives. For purposes of this Section, your Bonus means the fiscal year 2025 incentive payment set forth in the Company’s Management Incentive Plan, calculated based on the Company’s actual full-year performance for fiscal year 2025 against the Resort EBITDA target defined in the Management Incentive Plan.
b.Fiscal Year 2026 Compensation: for the avoidance of doubt, you will not receive a fiscal year 2026 annual bonus or any awards under the Vail Resorts, Inc. 2015 Omnibus Incentive Plan (the “OIP”) for fiscal year 2026.
c.COBRA: a one-time lump-sum payment equal to the cost of one (1) year of monthly premiums that you would be required to pay if you elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the medical and dental plans of the Company in which you participated in immediately before the Resignation Date. A check for this COBRA payment will be issued and mailed to the address noted above, less applicable deductions and withholding, in a lump sum no later than fifteen (15) days following the Effective Date of the Reaffirmation.
d.OIP Awards: Your vested stock appreciation rights must be exercised within ninety (90) days of your Separation Date.
3.Employee Benefits:
You understand and acknowledge that the following may be true regardless of whether the parties execute this Advisor Agreement:
a.Health Coverage: You will be able to continue your enrollment in the Company’s Health, Dental and Vision Plans after the last day of the month of your separation under the provisions of COBRA. Enrollment documents will be mailed to you. Your entitlement to continuing coverage is conditioned upon your timely submission of COBRA election forms and remittance of applicable premiums on a timely basis.
b.401(k) and Other Benefits: Your entitlement to make contributions to the 401(k) Plan will end as of your Separation Date. However, following your Separation Date, you may retain your accounts in the 401(k) Plan in accordance with the provisions of the plan document. Your entitlement to Short Term Disability and Long Term Disability plan coverage will end as of your Separation Date. Your participation in Company- sponsored LIFE or ADD insurance programs and any other compensation or benefit plan, program or arrangements maintained or contributed to by the Company will end as of your Separation Date. Other than as expressly set forth in this Advisor Agreement, you will have no rights to future benefits under any employee benefit plan or arrangement of the Company following the Separation Date, except to the extent such benefits have been earned and accrued as of the Separation Date.
4.Return of Property. You must return all Company property including, but not limited to, credit, identification and similar cards, keys and documents, books, records, documents, files, laptop computers, and office equipment on or before the Separation Date. The reconciliation of any personal or business-related balances on Company credit card accounts, if any, as well as the return of all Company property, are express conditions to your receiving the Separation Benefits described herein.
5.Personal Property: With Company authorization, if not already done, you agree to remove all of your personal property from the office by no later than the Separation Date. Subject to compliance with your obligations herein with respect to the use and disclosure of Confidential Information, you will be entitled to make a copy of your contact files in Outlook and schedule.
6.Letter Agreement. Sections 4 through 9 and Sections 16 through 20 of the Letter Agreement are hereby incorporated by reference into this Advisor Agreement as if fully set forth herein; provided, however, that all references to Letter Agreement shall refer instead to Advisor Agreement for purposes of the Sections incorporated by reference herein and any internal cross-references in the incorporated by reference Sections are hereby updated for purposes of this Advisor Agreement to reflect the applicable Sections of this Advisor Agreement.

/s/ Lynanne Kunkel
Lynanne Kunkel
EVP, Chief Human Resources Officer
Vail Resorts Management Company

I have read and understand the Advisor Agreement set forth above. I accept the consideration stated above and agree to be bound by the terms of this Advisor Agreement.

/s/ Kirsten Lynch
Dated: May 26, 2025
Kirsten A. Lynch

EXHIBIT B
[TO BE SIGNED ON OR WITHIN THREE (3) DAYS AFTER THE SEPARATION DATE]
REAFFIRMATION OF THE LETTER AGREEMENT
This Reaffirmation of the Letter Agreement (“Reaffirmation”) supplements the attached Severance Agreement and General Release, dated May 26, 2025 (the “Letter Agreement”) previously entered into between Kirsten A. Lynch, you (for you, your family, beneficiaries and anyone acting for you) (“you” or “Employee”), and The Vail Corporation d/b/a Vail Resorts Management Company, together with its affiliates, shareholders, directors, officers, employees, representatives, predecessors, successors, and assigns (collectively, the “Company”).
You hereby reaffirm the validity and terms of the Letter Agreement, which is incorporated by reference into this Reaffirmation. You reaffirm that you have complied with all the terms of the Letter Agreement and that you will continue to do so. You also reaffirm your agreement to all the terms of the Letter Agreement.
In consideration of the promises and covenants made in the Letter Agreement, you hereby unconditionally and irrevocably release, waive, discharge, and give up, to the fullest extent permitted by law, any and all claims that you may have against any of the Releasees (as defined in the Letter Agreement), arising on or prior to the date of your execution and delivery of this Reaffirmation to the Company. This paragraph releases all claims including those of which you are not aware, to the extent permitted by law. You specifically release any and all claims arising out of your employment or termination of employment with the Company. You expressly acknowledge and agree that, by entering into this Reaffirmation, you are releasing and waiving any and all claims, including, without limitation, claims that you may have arising under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), which have arisen on or before the date of your execution and delivery of this Reaffirmation to the Company.
You acknowledge that you are waiving rights under the ADEA (and as amended by OWBPA). you further acknowledge that (1) you have received at least twenty-one (21) calendar days to consider this Reaffirmation, although you may sign it sooner (but not before your Separation Date); (2) you have seven (7) calendar days after the date on which you execute this Reaffirmation to revoke the Reaffirmation. This Reaffirmation will become effective upon the eighth calendar day after the date on which you execute, and do not revoke, this Reaffirmation (the “Effective Date”); (3) you acknowledge that you have read this Reaffirmation and you have been advised to review this Reaffirmation with a lawyer of your choosing before signing the Reaffirmation; and (5) and that you fully understand the provisions of this Reaffirmation and its final and binding effect.
I have read and understand the Reaffirmation of the Letter Agreement set forth above. I accept the consideration stated above and agree to be bound by the terms of this Reaffirmation.

_________________________
Dated:
Kirsten A. Lynch